FIRST AMENDMENT TO THE
DISTRIBUTION AGREEMENT

THIS FIRST AMENDMENT, dated as of the 22nd day of February, 2017, to the Distribution Agreement dated as of January 1, 2014 (the “Agreement”) is entered into by and between Trust for Advised Portfolios, a Delaware statutory trust (the “Trust”) and Quasar Distributors, LLC, a Delaware limited liability company (the “Distributor.”)

WHEREAS, the parties to the Agreement desire to amend the Agreement in the manner set forth herein; and

WHEREAS, the parties to the Agreement desire to amend the series of the Trust to add the Soundwatch Enhanced Income Fund.

NOW THEREFORE, pursuant to Section 11 of the Agreement, the parties hereby amend the Agreement as follows:

Exhibit A is hereby superseded and replaced with Amended Exhibit A attached hereto.

The Agreement, as amended, shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed by a duly authorized officer on one or more counterparts as of the date first above written.

TRUST FOR ADVISED PORTFOLIOS	QUASAR DISTRIBUTORS, LLC

By: /s/ Christopher E. Kashmerick	By: /s/ James R. Schoenike
Name: Christopher E. Kashmerick	Name: James R. Schoenike
Title: President	Title: President

Soundwatch

Amended Exhibit A
to the
Distribution Agreement

Separate Series of Trust for Advised Portfolios

Name of Series
Soundwatch Core Hedged Equity Fund
Soundwatch Enhanced Income Fund

Soundwatch